Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
February 28, 2008		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports 2007 Results

Full Year 2007 Highlights

•                  Net income increases 54% to $36.2 million

•                  Operating income increases 27% to $67.2 million

•                  Revenue increases 20% to $186.7 million

Salem, MA (February 28, 2008) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the quarter and year ended December 31, 2007.  For the year, revenue was $186.7 million, an increase of $30.6 million, or 20%, as compared to revenue of $156.1 million for the year ended December 31, 2006.  Net income was $36.2 million for the year as compared to $23.5 million for the same period in 2006, an increase of $12.7 million, or 54%.  On a per share basis, net income increased by 37% to $2.36 per diluted share (on 15.3 million shares) from $1.72 per diluted share (on 13.7 million shares) for the year ended December 31, 2006.  Per share data for the year ended December 31, 2006 was affected by the Company’s sale of 2.6 million shares of common stock in the third quarter of 2006.

Revenue for the quarter was $49.6 million, an increase of $7.4 million, or 18%, as compared to revenue of $42.2 million for the quarter ended December 31, 2006.  Net income was $10.8 million for the quarter as compared to $6.9 million for the same period in 2006, an increase of $3.9 million, or 57%. On a per share basis, net income increased by 58% to $0.71 per diluted share from $0.45 per diluted share for the quarter ended December 31, 2006.

Operating income for the quarter ended December 31, 2007 includes a pre-tax gain of $5.0 million on the disposition of assets and a pre-tax asset impairment charge of $4.4 million.  The gain on disposition of assets was associated with Commnet, our domestic rural wireless business, completing the previously announced sale of 59 cell sites, along with spectrum licenses, in two Midwestern states for total consideration of approximately $17.0 million.  Choice Communications, our provider of fixed wireless broadband data and wireless digital television services in the U.S. Virgin Islands, recorded an impairment charge of $4.4 million related to the wireless digital television component of the business.  This impairment of the television business was driven by minimal subscriber growth over the last few years and the continuing operational and financial challenges facing this part of the business.

 “We have delivered another strong quarter of revenue and earnings growth, ending what was also another very successful year for our company” said Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc. “The year exceeded our expectations mainly because of the better than expected performance of our rural wireless business in the United States and to a lesser extent, the wireless and other services of our integrated operator in Guyana.  In the United States, our Commnet subsidiary was able to continue the rapid expansion of its GSM and CDMA networks in remote areas of the western and southwestern states, while at the same time improving operating efficiencies.  The sale of our network and spectrum in two Midwestern markets was also a good long-term strategic move for our company, although we will miss the revenue and cash flows from those operations in the short-term.

“Coming into 2007, we thought the main challenge would be intensifying competition in the Guyana wireless market. Our nationwide competitor was acquired by an operator with a history of aggressively entering markets.   Using a mix of promotions, substantial handset subsidies and marketing expenditures, as well as an elaborate public relations campaign, our competitor did indeed acquire a large share of the market.  However, our team in Guyana did a very good job of focusing on delivering value to the customer and will continue to innovate, expand and improve services throughout 2008.  We have also re-commenced active discussions in 2008 with the government of Guyana on the prospect of modifying the exclusivity provisions of our license and re-structuring the telecommunications regulatory scheme to deal with those changes.

“In other areas,” Mr. Prior added, “2007 saw a major improvement in the operating results of Choice Communications’ fixed wireless business in the U.S. Virgin Islands.  However, Choice continues to face its challenges, including a somewhat extraordinary decision by Virgin Island authorities to deny our subsidiary tax benefits granted to our competitors.  In New England, Sovernet continued the expansion of its integrated voice and data services to businesses, expanding its service territory beyond Vermont with a launch of services in western New Hampshire, and has done an exceptional job of controlling costs and improving operating efficiencies.

“Looking ahead, we expect organic growth to slow in 2008 and we face continued uncertainties in Guyana.   But we will continue to look for strategic opportunities, as well as ways of maximizing cash flows and returns for our investors.”

Fourth Quarter 2007 Operating Highlights

The following operating results for the quarter ended December 31, 2007 are compared against the same period in 2006 unless otherwise indicated.

Wireless Revenue.  Wireless revenue increased by $4.7 million, or 26%, to $22.8 million from $18.1 million.  The entire increase was attributable to our U.S. rural wireless business, and its ongoing deployment of new GSM and CDMA base stations, along with growth in minutes of use and increases in data and international roaming revenue. Taking into account the sale of the 59 cell sites noted above, we ended the quarter with a total of 266 GSM and CDMA base stations in our U.S. network, compared to 216 on December 31, 2006.  In Guyana, our wireless revenue declined by $1.0 million due to aggressive competition.  Despite our Guyana wireless customer base growing to 328,000 subscribers as of December 31, 2007 from 269,000 as of December 31, 2006, we experienced a significant decline in average revenue per user (ARPU) which was not completely offset by an increase in average minutes of use (MOU).   While the wireless market in Guyana grew over the year, we faced extremely aggressive tactics by our nation-wide competitor as part of its efforts to buy market share, including substantial handset subsidies and other marketing expenditures.

Local Telephone and Data Revenue.  Local telephone and data revenue grew to $12.5 million compared to $10.9 million in 2006, an increase of 15%.  Our Guyana operations increased their local telephone and data revenue by $1.0 million, or 16%, as access lines increased from 121,000 lines to 132,000 lines, or 9%.  Sovernet reported modest growth and increased its local telephone and data revenue to $3.7 million from $3.6 million.  While Sovernet continues to add business customers for its voice and data services, it is negatively impacted by the decline in its residential data business, particularly its dial-up internet services.  Our Virgin Islands operations saw an increase in revenue as our high-speed data subscribers in that market increased by 48% in 2007, and we also had a strong increase in sales of high-capacity internet services to businesses and government offices.

International Long Distance Revenue.  International long distance revenue, all of which is generated by our GT&T subsidiary, was $13.3 million in 2007, an increase of $1.1 million, or 9%, from $12.2 million in 2006.  This increase was primarily driven by the overall expansion of Guyana’s wireline and wireless teledensity, which is the measure of the number of telephones per 100 individuals living within a region.  Inbound minutes represented 85% of international traffic for the quarter.

Operating Expenses.  Excluding the previously mentioned impairment of assets and gain on the sale of assets, operating expenses increased by $2.2 million, or 8%, from $27.7 million to $29.9 million for the fourth quarter 2006 and 2007, respectively.  Much of this increase is made up of additional termination and access fees associated with interconnect charges that GT&T pays to other carriers and overall network expansion and increased traffic volume at Commnet.   Engineering and operations expenses, general and administrative expenses and depreciation and amortization expenses also increased but were somewhat offset by a reduction in sales and marketing expenses in Guyana.  Operating expenses for the fourth quarter 2006 and 2007 also included non-cash stock based compensation expense of $0.2 million and $0.4 million, respectively.

Operating Income.  Operating income increased by $5.8 million, or 40%, from $14.5 million to $20.3 million for the quarter.  This increase came predominately from U.S. wireless revenue growth and the gain on the disposition of assets, offset by the impairment of assets and an increase in termination and access fees in Guyana and other operating expenses associated with our network expansion as noted above.

Bermuda Digital Communications.   Equity in the earnings from BDC, our Bermuda affiliate, decreased slightly due to a decline in subscribers and voice revenue.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Friday, February 29, 2008, at 10:00 a.m. Eastern Time (ET) to discuss its fourth quarter results for 2007.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: (800) 926-9871 and International: (303) 223-0120.  A replay of the call will be available from 12:00 p.m. (ET) February 29, 2008 until 12:00 p.m. (ET) on March 7, 2008. The replay dial-in numbers are US/Canada: (800) 633-8284 and International: (402) 977-9140, access code 21376057.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company headquartered in Salem, Massachusetts.  Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international service, as well as the largest wireless service provider, in Guyana; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England; and Choice Communications, LLC, which provides wireless television and wireless broadband services, as well as dial-up internet services in the U.S. Virgin Islands.  The Company also owns 43% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of wireless voice and data services in Bermuda.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and long distance telephone services in Guyana; (2) any significant decline in the price or volume of international long distance calls to Guyana; (3) increased competition affecting our businesses; (4) the regulation of rates that GT&T may charge for local wireline telephone service; (5) significant tax disputes between GT&T and the Guyanese tax authorities; (6) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers;  (7) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers; (8) economic, political and other risks facing our foreign operations; (9) regulatory changes affecting our businesses; (10) rapid and significant technological changes in the telecommunications industry; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) any loss of any key members of management; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (15) the occurrence of severe weather and natural catastrophes; (16) the possible reduction of our economic interest in our Bermuda affiliate in 2008; and (17) our ability to realize the value that we believe exists in businesses that we acquire.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which is on file with the SEC.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,
	2006	2007
Assets:
Cash and Cash Equivalents	$60,543	$81,284
Other Current Assets	30,596	37,091

Total Current Assets	91,139	118,375

Fixed Assets, net	138,573	155,753
Goodwill and Other Intangible Assets, net	59,733	56,431
Other Assets	13,169	14,067

Total Assets	$302,614	$344,626

Liabilities and Stockholders’ Equity:
Current Liabilities	$35,041	$44,603

Long Term Debt	50,000	50,000
Other Liabilities	12,871	15,570

Total Liabilities	97,912	110,173

Minority Interests	25,932	27,236

Stockholders’ Equity	178,770	207,217

Total Liabilities and Stockholders’ Equity	$302,614	$344,626

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
Revenue:
Wireless	$18,129	$22,796	$63,038	$83,458
Local Telephone and Data	10,943	12,450	42,718	46,598
International Long Distance	12,151	13,326	46,663	52,635
Other Revenues	963	997	3,646	4,050

Total Revenue	42,186	49,569	156,065	186,741

Operating Expenses:
Termination and Access Fees	5,599	7,178	23,394	29,379
Internet and Programming	934	856	3,504	3,379
Engineering and Operations	5,654	6,144	19,691	23,037
Sales, Marketing and Customer Services	3,760	3,174	10,088	15,526
General and Administrative	5,237	5,845	21,892	23,136
Depreciation and Amortization	6,477	6,711	24,510	26,686
Impairment of Long Lived Assets	—	4,400	—	4,400
Gain on Disposition of Long Lived Assets, net	—	(5,043)	—	(5,961)

Total Operating Expenses	27,661	29,265	103,079	119,582

Operating Income	14,525	20,304	52,986	67,159

Other Income (Expense):
Interest Income (Expense), net	(274)	(46)	(2,147)	172
Other Income	106	189	725	2,239

Other Income (Expense), net	(168)	143	(1,422)	2,411

Income Before Income Taxes, Minority Interests and Equity in Earnings of Unconsolidated Affiliates	14,357	20,447	51,564	69,570
Income Taxes	6,562	8,905	25,538	30,683

Income Before Minority Interests and Equity in Earnings of Unconsolidated Affiliates	7,795	11,542	26,026	38,887
Equity in Earnings of Unconsolidated Affiliates	457	515	2,467	2,281
Minority Interests	(1,379)	(1,219)	(4,993)	(4,982)

Net Income	$6,873	$10,838	$23,500	$36,186

Net Income Per Share
Basic	$0.46	$0.71	$1.73	$2.39
Diluted	$0.45	$0.71	$1.72	$2.36
Weighted Average Common Shares Outstanding
Basic	15,095	15,182	13,568	15,168
Diluted	15,247	15,352	13,672	15,304